Exhibit A

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of December 7, 2007 (“Effective Date”) by and between PROELITE, INC., a New Jersey corporation, with its principal office at 12121 Wilshire Boulevard, Suite 1001, Los Angeles, California 90025 (the “Company” or “PE”), and FFP, INC., a Hawaii corporation (“Consultant,” together with the Company, the “Parties”), with reference to the following facts:

WHEREAS, concurrently herewith, the Company is acquiring all or substantially all of the business and assets of Future Fight Productions, Inc., pursuant to an Asset Purchase Agreement, dated as of September 13, 2007, between Consultant and the Company (the “Purchase Agreement”), and including the tradename, “Future Fight Productions” (hereafter, “Future Fight Productions” shall refer to such business operations and assets); and

WHEREAS, in connection with the Company’s acquisition of such business and assets of Consultant, and as a condition thereto, the Company desires that Consultant be retained by the Company; and

WHEREAS, Consultant has certain knowledge, expertise, experience and reputation of which the Company desires to avail itself; and

WHEREAS, Consultant and Company desire to set forth their future independent contractor relationship;

NOW, THEREFORE, the Company and Consultant desire to set forth in this Agreement the terms and conditions of Consultant's engagement by the Company.

ARTICLE I
ENGAGEMENT; TERM; DUTIES

1.1  Engagement. The Company hereby agrees that, commencing on December 7, 2007 (the “Commencement Date”) and, subject to Section 4.1, ending on October 31, 2012 (the “Term”), the Company shall engage Consultant to provide certain consulting services, and Consultant hereby accepts such engagement by the Company, upon the terms and subject to the conditions hereinafter set forth.

1.2  Consulting Services. Consultant’s duties and services for the Company shall include and not be limited to the following:

1.2.1  Organizing, managing, promoting live events for Future Fight Productions and EliteXC Live, a subsidiary of the Company (“EliteXC”).

1.2.2  Providing Consulting Services for all events that are promoted, organized or managed by EliteXC;

1.2.3  Signing fighters to EliteXC and Future Fight Productions;

1.2.4  Seeking and exploring business opportunities that are relevant to the Company’s business, including but not limited to sponsorships, strategic deals and distribution deals;

1.2.5  Reporting to the President of EliteXC, Gary Shaw, on a routine basis, to be determined by Mr. Shaw; and

1.2.6  Traveling to PE's headquarters periodically at the request of the Company, as may be requested from time to time by the President of EliteXC.

1.3  Covenants of Consultant.

1.3.1  Reports. Consultant shall use its best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, programming including master tapes, or other property belonging to the Company of which it may have custody, and promptly pay and deliver the same whenever it may be directed to do so by the management of PE.

(a)  In accordance with Sections 1.2.5 and 1.3.1, Consultant shall submit to the Chief Financial Officer of the Company all documents, invoices, agreements, understandings, and contracts and all other records received from third parties in connection with any Company events, which shall include events promoted under “Future Fight Productions”, “ICON”, “EliteXC” or any events promoted by the Company or an affiliate thereof.

1.3.2  Rules and Regulations. Consultant shall obey and be bound by all rules, regulations and special instructions of the Company and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company’s business in connection with its duties hereunder and shall endeavor to improve its ability and knowledge of the Company’s business in an effort to increase the value of its services for the mutual benefit of the Company and the Consultant.

1.3.3  Opportunities. Consultant shall make all business opportunities of which it becomes aware that are relevant to the Company’s business available to the Company, and to no other person or entity or to itself individually.

1.3.4  Time. The Consultant agrees to devote such time and attention to Consulting Services hereunder as is required to fulfill its obligations under this Agreement in a timely and professional manner, recognizing that the time demands may vary month-to-month.

1.4  Representative of Consultant. Consultant shall perform its duties through its representative, THOMAS JAY THOMPSON (“Thompson”). In this Agreement, “Consultant” means and includes Thompson.

ARTICLE II
COMPENSATION

2.1  Consulting Fee. In consideration of the Consulting Services to be rendered hereunder, the Company shall pay to Consultant a consulting fee of Eleven Thousand Six Hundred Sixty-Six and 66/100 Dollars ($11,666.66) per month for the Term, payable in arrears on the last day of each month, with the first payment to be made on December 31, 2007 (“Consulting Fee”). If Thompson ceases to be the representative of Consultant, then, at Company’s election, this Agreement shall terminate.

2.1.1 For a period of five (5) years, Consultant shall receive twenty percent (20%) of the earnings before interest, taxes, depreciation and amortization related to the events that the Consultant promotes under “Future Fight Productions” or “ICON” (“EBITDA”), after deducting: (i) the Consulting Fee paid under this Agreement and (ii) any additional sales, general and administrative expenses incurred by the Company. The EBITDA payable to Consultant in accordance with this Section 2.1.1, shall be payable to Consultant within ninety (90) days after the end of each fiscal year (December 31).

2.2  Consulting Shares. In addition to the Consulting Fee and the EBITDA payable under Section 2.1.1, if any, Company shall pay Consultant Consulting Shares, which shall mean Fifty Thousand shares of Company’s common stock.

2.2.1  Payment. The Consulting Shares shall be made in equal payments on each of the first three (3) anniversaries of the Effective Date of this Agreement.

2.2.2  Forfeiture. The Consulting Shares shall be subject to forfeiture as follows:

(a)  Upon the termination of this Agreement sooner than the third (3rd) anniversary of its Effective Date, all shares not yet paid shall be forfeited, except as otherwise provided in (i) and (ii), immediately below.

(i)  A pro rata portion of the shares that would have been payable on the anniversary of the Closing Date next following the date on which the Consulting Agreement is terminated shall be paid to Consultant, such pro rata portion being equal to the product of one-third of the Consulting Shares and a fraction, the numerator of which is the number of days that have elapsed since the immediately preceding anniversary of the Closing Date through the date of the termination of the Consulting Agreement and the denominator of which is 365 (or 366 in the case of leap years).

(ii)  If the Consulting Agreement is terminated by Company “Without Cause” (as defined in Section 4.5 of this Agreement), then fifty percent (50%) of all shares that would have been payable after the date on which the Consulting Agreement is terminated shall be paid to Consultant.

The shares identified in (i) and (ii), above, shall be paid on the dates on which such shares would have been paid in accordance with Section 2.2.1, above, had no forfeitures occurred.

(b)  Any payment of Consulting Shares made by Company to Consultant shall be forfeited by Consultant, and Consultant shall be obligated to return to Company, without the necessity of any demand therefor, the certificate evidencing such shares, if, within one year of such payment Consultant shall engage or attempt to engage in any of the following (each, a “Prohibited Transaction”): (x) sell, exchange, assign, or otherwise transfer ownership of such Consulting Shares to any person; (y) hypothecate, mortgage, or otherwise transfer, offer, or pledge such Consulting Shares as security for indebtedness or for any other purpose; or (z) file a petition for protection from creditors under any of the United States or any State. A Prohibited Transaction shall be null and void ab initio, and the Company shall not, and shall not be required to, recognize or otherwise give effect to any such transfer.

2.2.3  Restricted Stock; Lock-up. The Consulting Shares shall be “restricted stock” for purposes of the Securities Act of 1933, as amended (“Securities Act”), and the Consulting Stock shall be subject to a stop transfer order, which Company shall deliver to its transfer agent. The certificates evidencing the Consulting Shares shall bear a legend representing (A) that the shares may not be sold, offered for sale or otherwise transferred or disposed of unless a registration statement is in effect under the Securities Act or Company has received an opinion of counsel satisfactory to it that an exemption from such registration is applicable to such shares and (B) that the Company’s transfer agent, prior to acting upon a request to transfer the stock to the name of a new owner, must notify Company and must decline to effect such transfer absent the approval of Company. The Consulting Shares shall be subject to certain lock-up provisions pursuant to a separate Lock-up Agreement.

ARTICLE III
BUSINESS EXPENSES

3.1  Business Expenses. Consultant will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance by Thompson of his duties on behalf of the Company, subject to the following: (a) all expenses are to be submitted to the Company every two (2) weeks on formal expense sheets; and (b) all expenses over Two Hundred and Fifty Dollars ($250.00) require prior approval and submission of appropriate supporting documentation to the Chief Financial Officer of the Company.

ARTICLE IV
TERMINATION OF ENGAGEMENT

4.1  Termination by the Consultant. The Consultant may terminate this Agreement “For Good Reason” upon fifteen (15) days’ written notice to the Company subject to the other Sections in this Article IV.

4.2  Definition of “For Good Reason”. In this Agreement, “For Good Reason” shall mean any of the following reasons: (i) the Company materially decreases the Consultant’s authority or responsibilities and/or assigns to the Consultant duties inconsistent with Consultant’s position or (ii) the Company’s breach of this Agreement which continues uncured for fifteen (15) days after receipt by the Company of written notice from Consultant identifying such breach with reasonable specificity and demanding an immediate cure thereof.

4.3  Termination by Company. The Company may terminate this Agreement “With Cause” upon fifteen (15) days’ written notice to Consultant subject to the other Sections in this Article IV.

4.4  Definition of “With Cause”. In this Agreement, “With Cause” shall mean any of the following causes: (i) Thompson ceases to be a representative of Consultant or (ii) Consultant’s breach of this Agreement which continues uncured for fifteen (15) days after receipt by Consultant of written notice from the Company identifying such breach with reasonable specificity and demanding an immediate cure thereof.

4.5  Definition of “Without Cause”. In this Agreement, “Without Cause” shall mean any and/or all causes that are not specified in the definition of the term “With Cause” in Section 4.4 above.

4.6  Termination Prior to October 31, 2008. Notwithstanding the foregoing Sections in this Article IV, should Company terminate this Agreement prior to October 31, 2008, whether “With Cause” or “Without Cause”, Company shall pay Consultant the entire Consulting Fee that would have been payable through the end of such date. The payment referred to in the foregoing sentence shall be payable in arrears on the last day of each month and shall be in addition to other termination payments that may be applicable as specified in Sections 4.7 and 4.8 below.

4.7  Termination by Company “Without Cause”. Should Company terminate this Agreement “Without Cause”, Company shall pay Consultant fifty percent (50%) of the remaining Consulting Fee that would have been payable through the end of the Term, such payment to be made in equal amounts on December 31 of each calendar year within the original Term.

4.8  Termination by Consultant “For Good Reason”. Should Consultant terminate this Agreement “For Good Reason”, Company shall pay Consultant fifty percent (50%) of the remaining Consulting Fee that would have been payable through the end of the Term, such payment to be made in equal amounts on December 31 of each calendar year within the original Term.

ARTICLE V
INVENTIONS AND TRADEMARK; CONFIDENTIAL INFORMATION;
NON-DISCLOSURE; UNFAIR COMPETITION; CONFLICT OF INTEREST

5.1  Inventions and Trademark. All ideas, inventions, trademarks, proprietary information, know-how, processes and other developments or improvements developed by Consultant, alone or with others, during the Term, that are within the scope of Company’s business operations or that relate to Company’s work or projects, are the exclusive property of Company. In that regard, Consultant agrees to disclose promptly to Company any and all inventions, discoveries, trademarks, proprietary information, know-how, processes or improvements, patentable or otherwise, that it may make from the beginning of Consultant’s engagement until the termination thereof, that relate to the business of Company, whether such is made solely or jointly with others. Consultant further agrees that, during the Term, it will provide Company with a reasonable level of assistance, at Company’s sole option and expense, to obtain patents in the United States of America, or elsewhere on any such ideas, inventions, trademarks and other developments, and agrees to execute all documents necessary to obtain such patents in the name of Company.

5.2  Confidential Information. Consultant shall hold and keep confidential for the benefit of Company all secret or confidential information, files, documents other media in which confidential information is contained, knowledge or data (collectively the “Confidential Information”) relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Consultant during its engagement by Company or any of its affiliated companies. Confidential Information does not include information that is already public knowledge at the time of disclosure (other than by acts by Consultant or Thompson in violation of this Agreement) or that is provided to Consultant by a third party without an obligation with Company to maintain the confidentiality of such information. After termination of Consultant’s engagement with Company, Consultant shall not, without the prior written consent of Company, or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than Company and those designated by it. Consultant shall acknowledge that all confidential documents are and shall remain the sole and exclusive property of Company regardless of who originally acquired the confidential documents. Consultant agrees to return to Company promptly upon the expiration or termination of its engagement or at any other time when requested by Company, any and all property of Company, including, but not limited to, all confidential documents and copies thereof in its possession or control. Any loss resulting from a breach of the foregoing obligations by Consultant to protect the Confidential Information could not be reasonably or adequately compensated in damages in an action at law. Therefore, in addition to other remedies provided by law or this Agreement, Company shall have the right to obtain injunctive relief, in the appropriate court, at any time, against the dissemination by Consultant of the Confidential Information, or the use of such information by Consultant in violation hereof.

5.2.1  Restriction on Use of Confidential/Trade Secret Information. Consultant agrees that its use of confidential/trade secret information is subject to the following restrictions for an indefinite period of time so long as the confidential/trade secret information has not become generally known to the public:

(a)  Non-Disclosure. Consultant agrees that it will not publish or disclose, or allow to be published or disclosed, confidential/trade secret information to any person without the prior written authorization of the Company unless pursuant to the services and Consultant’s duties to the Company under this Agreement.

(b)  Non-Removal/Surrender. Consultant agrees that it will not remove any confidential/trade secret information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to its duties under this Agreement. Consultant further agrees that it shall surrender to the Company all documents and materials in its possession or control which contain confidential/trade secret information and which are the property of the Company upon the termination of this Agreement, and that it shall not thereafter retain any copies of any such materials.

5.2.2  Non-Solicitation of Customers/Prohibition Against Unfair Competition. Consultant agrees that at no time after its engagement with the Company will it engage in competition with the Company while making any use of the Company’s confidential/trade secret information. Consultant agrees that it will not directly or indirectly accept or solicit, whether as an employee, independent contractor or in any other capacity, the business of any customer of the Company with whom Consultant worked or otherwise had access to the Company’s confidential/trade secret information pertaining to its business with that customer during the last year of Consultant’s engagement with the Company.

5.3  Non-Solicitation During Engagement. Consultant shall not during its engagement inappropriately interfere with the Company’s business relationship with its customers or suppliers or solicit any of the employees of the Company to leave the employ of the Company.

5.4  Non-Solicitation of Employees. Consultant agrees that, for one year following the termination of this engagement, it shall not, directly or indirectly, ask or encourage any of the Company’s employees to leave their employment with the Company or solicit any of the Company’s employees for employment.

5.5  Breach of Provisions. If the Consultant breaches any of the provisions of this Section 5, or in the event that any such breach is threatened by the Consultant, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Section 5.

5.6  Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Section 5, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

ARTICLE VI
INDEPENDENT CONTRACTOR

6.1  Independent Contractor. The Consultant’s relationship with the Company will be that of an independent contractor, and neither Consultant nor Thompson shall be partners or joint venturers with Company. Thompson shall not be an employee of the Company.

6.2  No Authority. Neither the Consultant nor Thompson, nor any partner, agent or employee of the Consultant, has authority to enter into contracts that bind the Company or EliteXC or create obligations on the part of the Company or EliteXC without the prior written authorization of the Company or EliteXC.

6.3  No Benefits. The Consultant and Thompson acknowledge and agree that Thompson will not be eligible for any Company employee benefits, regardless of whether the status of Thompson is redetermined by the Internal Revenue Service or other regulatory authority to be that of employee.

6.4  Withholding. Consultant shall have full responsibility for applicable taxes on all amounts paid to Consultant under this Agreement, and by Consultant to Thompson, and for compliance with all applicable labor and employment requirements with respect to Thompson, including, without limitation, all requirements respecting the withholding and payment of taxes.

ARTICLE VII
MISCELLANEOUS

7.1  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns. Consultant may not assign any of its rights and obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

7.2  Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his/her address set forth herein; or three days after being sent by registered or certified mail, return receipt requested, (or by equivalent courier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this Section 7.2:

If to the Company:	ProElite, Inc. 12121 Wilshire Boulevard, Suite 1001 Los Angeles, California 90025 Telephone: (310) 526-8700 Facsimile: (310) 526-8740 Attention: Douglas DeLuca

If to Consultant:	FFP, Inc. c/o Thomas Jay Thompson 1311 Lunalilo Home Road Honolulu, Hawaii 96825 Telephone: (808) 233-8336 Facsimile: (808) ___-____

7.3  Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

7.4  Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

7.5  Entire Agreement. This Agreement, the Asset Purchase Agreement and the Noncompetition, Nonsolicitation And Nondisclosure Agreement by and between the Company and the Consultant, set forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Consultant, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Consultant’s engagement, express or implied, other than to the extent expressly provided for herein.

7.6  Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced. Notwithstanding the foregoing sentence, no change shall be made with respect to the time or form of any payments due hereunder.

7.7  Authority. The Parties each represent and warrant that it or he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

7.8  Attorneys’ Fees. If either party hereto commences a mediation or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

7.9  Titles. The titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

7.10  Gender and Number. As used in this Agreement, the masculine, feminine, or neuter gender, and the singular or plural number, shall each include the other.

7.11  Mediation. To the fullest extent permitted by law, Consultant and the Company agree to confidential mediation in accordance with the Rules, Procedures and Protocols for Mediation of Dispute Prevention & Resolution, Inc., then in effect of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the engagement relationship between the Company and Consultant and any disputes upon termination of engagement, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to mediate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to mediate shall apply to them to the extent Consultant’s claims arise out of or relate to their actions on behalf of the Company. The Parties agree to hold the mediation in Honolulu, Hawaii. The Parties also agree that a good faith attempt to resolve all issues in mediation is a mandatory prerequisite to further adversarial proceedings of any kind, including commencement of litigation.

7.12  This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company. In the event of any such merger or consolidation or transfer of assets, Consultant’s rights, benefits and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the Company’s assets.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day and year first above written.

FFP, Inc. By: /s/ Thomas Jay Thompson Name: Thomas Jay Thompson Title: President and sole shareholder	ProElite, Inc., a New Jersey corporation By: /s/ Edward Hanson Name: Edward Hanson Title: CFO
/s/ Thomas Jay Thompson Thomas Jay Thompson